Exhibit 99.1

Superior Uniform Group, Inc.

A NASDAQ Listed Company: SGC

10055 Seminole Blvd.

Seminole, FL 33772-2539

Contact:
Andrew D. Demott, Jr.,		Hala Elsherbini,
COO, CFO & Treasurer	OR	Halliburton Investor Relations
(727) 803-7135		(972) 458-8000

For Immediate Release

SUPERIOR UNIFORM GROUP, INC. ANNOUNCES ACQUISITION OF BAMKO, INC.

Seminole, Florida – March 8, 2016 –Superior Uniform Group, Inc. (“Superior Uniform Group” or “Superior”) (NASDAQ: SGC), today announced the acquisition of substantially all of the assets of BAMKO, Inc. (“BAMKO”) of Los Angeles, CA. The transaction closed today effective as of March 1, 2016 and is an asset purchase including the assumption of certain liabilities.

BAMKO is a full-service merchandise sourcing and promotional products company based in Los Angeles, CA. With sales offices in the United States, England and Brazil, as well as support offices in China and India, BAMKO is a 24/7 operation with a global reach. Currently serving hundreds of the world’s most successful brands, BAMKO works with its clients to provide a wide range of supply chain solutions, including world-class design, sourcing, production, product development, quality control, testing, logistics, and delivery of goods for clients across the globe.

The purchase price consists of approximately $15.8 million in cash, subject to adjustment, the issuance of approximately $5.5 million in shares of Superior Uniform Group’s common stock that will vest over a five year period, the potential future payment of up to $5.5 million in additional contingent consideration through 2021, and the assumption of certain liabilities of BAMKO. The transaction also includes the acquisition of BAMKO’s subsidiaries in Hong Kong, China, Brazil and England as well as an affiliate in India. Concurrent with the closing of the acquisition, Superior renewed and increased its revolving credit facility for $20 million and refinanced its existing term loan with a new

-more-

$45 million term loan. Both credit facilities carry five-year terms and a variable interest rate of LIBOR plus 0.85%.

“BAMKO brings Superior Uniform Group an outstanding sales, marketing and customer-centric team of people. BAMKO’s elite customer base and product offerings will further enhance our overall position in the retail, health care, food service, transportation and other markets that we serve," said Michael Benstock, CEO of Superior Uniform Group. “We are very pleased to combine our financial strength and vast resources with BAMKO’s strong leadership and reputation for creativity, innovation and excellence. We have been searching for the right team to partner with to expand our presence in the branded merchandise and promotional products market for several years now. We are very excited by BAMKO’s history of significant sales growth and its extensive support network in China and India. Additionally, we believe their product offerings will be a natural extension of the products that Superior already provides to its customers and will present an opportunity to further enhance both Superior’s and BAMKO’s future growth prospects. BAMKO’s revenues for the year ended December 31, 2015, were approximately $31.5 million. We expect this acquisition to be accretive to our operating results in 2016 exclusive of acquisition related expenses.”

“For over 15 years we have tirelessly built a reputation for quality and ingenuity, developing great products, ideas, and designs, that bring our customers’ brands to life,” said Phil Koosed, CEO and Co-Founder of BAMKO, Inc. “We show up every day driven to constantly improve our products, service, and technology. We think our commitment to constantly improve our customers’ experience aligns perfectly with Superior’s philosophy of always putting customers first. This union with Superior will give us the financial resources to take our customer experience to a whole new level while giving us the opportunity to invest in the growth and development of our business. We are very happy to be part of the Superior family of companies. We look forward to working with Superior while building on the unique culture that has made us so successful.”

BAMKO will continue to service its customers from its locations in Los Angeles, CA, New York, NY, Hong Kong, China, England, Brazil and India and will operate as a subsidiary of Superior Uniform Group. The principals of BAMKO will remain with the business.

-more-

About Superior Uniform Group, Inc.

Superior Uniform Group® (NASDAQ: SGC), established in 1920, is one of America’s foremost providers of fine uniforms and image apparel. Headquartered in Seminole, Fla., Superior Uniform Group manages award-winning uniform apparel programs for major corporations nationwide. Leaders in innovative uniform program design, global manufacturing, and state-of-the-art distribution, Superior Uniform Group helps companies achieve a more professional appearance and better communicate their brands – particularly those in healthcare, private security, retail, hospitality, transportation and food service industries.

The company’s commitment to service, technology, quality and value-added benefits, as well as its financial strength and resources, support customers’ diverse needs while embracing a “Customer 1st, Every Time!” philosophy and culture. Superior Uniform Group primarily sells its products through its signature brands Superior I.D.™, Fashion Seal Healthcare® and HPI Direct®. Superior Uniform Group is also the parent company for The Office Gurus®, its BPO and Contact Center vertical.

For more information, call (800) 727-8643 or visit www.SuperiorUniformGroup.com.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation, those identified in the Company’s SEC filings, which could cause actual results to differ from those projected.

####